ALEXANDER & BALDWIN, INC.
RETIREMENT PLAN FOR OUTSIDE DIRECTORS
Effective June 29, 2012

ARTICLE I

ESTABLISHMENT AND PURPOSE

1.01.           Establishment of Plan.  Pursuant to a corporate reorganization, Alexander & Baldwin, Inc., a Hawaii corporation incorporated in 1900, became a wholly-owned subsidiary of Alexander & Baldwin Holdings, Inc. ("Holdings").  As part of the reorganization, Holdings assumed all the liabilities under the A&B Retirement Plan for Outside Directors (the "Prior Plan").  On the Distribution Date (as defined below), Holdings separated from Alexander & Baldwin, Inc., a Hawaii corporation incorporated in 2012 ("A&B"), and the Alexander & Baldwin, Inc. Retirement Plan for Outside Directors (the "Plan") was established effective as of the Distribution Date.  As part of the separation transaction, A&B has assumed that portion of the liabilities of the Prior Plan attributable to "New A&B Participants" (as defined in the Employee Matters Agreement by and between Holdings and A&B dated as of June 8, 2012) (the "Assumed Liabilities"). On and after the Distribution Date, all participants’ Assumed Liabilities shall be payable from this Plan rather than the Prior Plan. The Prior Plan was originally established effective January 1, 1986.

1.02.           Purpose of Plan.  It is the purpose of this Plan to provide eligible Directors with (a) retirement income benefits, and (b) certain post-retirement health care insurance benefits for themselves and their eligible spouses at group premium rates.  The Plan is intended to be exempt from the participation, vesting, funding and fiduciary requirements of Title I of the Employee Retirement Income Security Act of 1974 because it does not cover any "employee" within the meaning of Section 3(6) of such Act.

Notwithstanding any Plan provision to the contrary, the Plan is frozen with respect to eligibility and all benefit accruals and no longer provides post-retirement health care insurance coverage.  A&B intends to maintain the Plan as a nonqualified deferred compensation plan until all Assumed Liabilities from the Prior Plan have been distributed.

ARTICLE II

DEFINITIONS

2.00.           "Actuarial Equivalent" means a form of benefit differing in time period, or manner of payment from a specified benefit provided in the Plan, but having the same present value when determined in accordance with generally accepted actuarial practice and the rules contained in Appendix A of this Plan.

2.01.           "A&B" means Alexander & Baldwin, Inc., a Hawaii corporation incorporated in 2012, or any successor.

2.02.           "Administrator" means the person described in Section 7.01.

2.03. "Beneficiary" means the person or persons designated by the Participant as such in accordance with the provisions of Section 4.03 and to whom the benefit, if any, provided for in Section 4.03 is payable.

        2.04.           "Board" means the Board of Directors of A&B.

       2.05.           "Director" means a member of the Board.

2.06.   "Distribution Date" shall mean June 29, 2012, or such later date as Holdings distributes its interest in A&B to Holdings shareholders.

2.07.   "Final Retainer" means the annual rate of cash retainer payable to an Outside Director as of the earlier of the last date served as an Outside Director or December 31, 2004.

2.08.   "Fixed Dollar Amount" for each Participant shall be the amount shown on Exhibit A for the area in which the Participant resides as of the date the Participant commences health care insurance coverage under Section 5.02.

2.09.   "Outside Director" means a Director who is not an employee of A&B or any subsidiary of A&B.

2.10.   "Participant" means an Outside Director who is eligible to participate in the Plan under the conditions of Section 3.01.

2.11.   "Plan" means the plan set forth in this document, as amended from time to time.

2.12.   "Retirement Benefits" means the Retirement Income Benefits described in Article IV and the Health Care Benefits described in Article V.

2.13.   "Retirement Date" means the later of the date the Participant ceases to be a Director and the date the Participant attains age 65; provided, however, that in no event shall a Participant's Retirement Date be later than the date of the first annual meeting of the shareholders of A&B occurring after the Participant attains age 72.

2.14.   "Retirement Income" means fifty percent (50%) of the Participant's Final Retainer plus ten percent (10%) of the Participant's Final Retainer for each Year of Service in excess of five (5), but not in excess of one hundred percent (100%) of the Participant's Final Retainer after ten (10) Years of Service.

2.15.   "Retirement Income Benefit" means the benefit defined in Section 4.02

2.16.   "Spouse" means any individual who is legally married to a Participant, except an individual separated from the Participant under a legal separation decree.

2.17.   "Years of Service" means a 365-day period (or a fraction thereof) as an Outside Director, whether or not consecutive, provided that no full or partial Years of Service shall be credited for periods after December 31, 2004.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.01.           Eligibility.  A "New A&B Participant" (as defined in Section 1.01) who accrued a benefit under the Prior Plan shall be eligible for the Retirement Benefits under this Plan, as follows:

(a)            He or she shall be eligible for Retirement Income Benefits under Article IV if he or she has at least five (5) Years of Service.

(b)            Prior to July 1, 2005, he or she shall be eligible for health care insurance coverage under Article V if he or she has at least ten (10) Years of Service, retires on or after January 1, 1992, and enrolls in Medicare Part B coverage upon reaching age sixty-five (65).

(c)            Notwithstanding any Plan provisions to the contrary, all health care insurance coverage under the Plan for all Outside Directors shall cease after June 30, 2005.

ARTICLE IV

RETIREMENT INCOME BENEFIT

4.01.           Retirement.  A Participant shall be entitled to the Retirement Income Benefit described in Section 4.02 upon the Participant's Retirement Date.  The Retirement Income Benefit shall be paid within thirty days of the Participant's Retirement Date.

4.02.           Retirement Income Benefit.  A Participant's Retirement Income Benefit shall be a lump sum payment which is the Actuarial Equivalent of the Participant's Retirement Income paid one twelfth monthly for the life of the Participant with the first payment commencing on the Participant's Retirement Date.

4.03   Death Benefit.  In the event that a Participant dies prior to his/her Retirement Date, such Participant's Beneficiary shall be entitled to a death benefit determined as of the day immediately prior to Participant’s death equal to a lump sum payment which is the Actuarial Equivalent of the Participant's Retirement Income paid one twelfth monthly for the life of the Participant with the first payment commencing on the later of the date the Participant attains age 65 and the date of the Participant's death.

Payment of this death benefit shall be made in a lump sum payment to the Beneficiary within thirty days after the death of the Participant.  Each Participant shall, at the time he/she becomes a Participant, designate one or more persons as his/her Beneficiary for purposes of this Section 4.03.  The designation shall be made in the form prescribed by the Administrator and shall become effective when filed with the Administrator.  To be effective, the beneficiary designation must be received by the Plan Administrator prior to the date of the Participant’s death.  A Participant may from time to time change his/her Beneficiary by filing a new designation form with the Administrator.  Should the Participant die without having any effectively-designated surviving Beneficiary, then the Beneficiary shall be the spouse of the Participant, if then living.  If there is no surviving spouse, then the Beneficiary shall be the Participant's children, then living.  If there are no living children, then the Beneficiary shall be the estate of the Participant.

4.04.           Vesting.  All Retirement Benefits payable under this Plan shall be fully vested at all times.

ARTICLE V

HEALTH CARE BENEFITS

5.01.           Benefit Level.  A Participant who is eligible under Section 3.01(b) shall have the right to elect health care insurance coverage for himself or herself and for his or her Spouse. The amount paid by A&B toward the cost of premiums on behalf of the Participant shall be a percentage of the Fixed Dollar Amount based on the Participant's Years of Service in accordance with the following schedule:

Percentage of
Years of Service                                                   Fixed Dollar Amount

less than 10                                                              (not eligible)
10                    50%
11                    60%
12                    70%
13                    80%
14                    90%
15 or more                  100%

A Participant who elects to obtain health care insurance coverage for himself/herself in accordance with Section 5.04 shall have the right to elect health care insurance coverage for his or her Spouse through the same health care provider, provided the Participant or Spouse pays the full cost of the additional premiums for such Spouse's coverage and provided further that the Spouse elects Medicare Part B coverage upon reaching age sixty-five (65).

5.02.           Coverage and Payment Conditions.  Health care insurance coverage for a Participant who has made the required election under Section 5.04 shall begin on the first day of the month coinciding with or next following the later of (a) the date the Participant attains age 65, or (b) the date the Participant ceases to be an Outside Director. If the Participant elects coverage for his or her Spouse, then such Spouse's coverage shall begin on the later of (i) the date the Spouse attains age 65, or (ii) the date the Participant's applicable coverage begins.  A Participant's health care insurance coverage shall continue until the earlier of the Participant's death or the date upon which the Participant ceases to pay any required premiums.  Health care insurance coverage for the Participant's Spouse shall continue until the earlier of (i) the death of the covered Spouse, or (ii) the date on which the Participant or the Participant's Spouse fails to pay the required premiums.

Notwithstanding any Plan provisions to the contrary, no health care insurance coverage shall be provided after June 30, 2005.

5.03.           Income Tax Offset Benefit.  In an effort to offset approximately the Federal and State income taxes payable by reason of the payments of health care insurance premiums herein by A&B, a Participant who elects coverage under Section 5.01 shall also receive a lump sum, payable annually, equal to sixty-five percent (65%) of the portion of annual premiums paid by A&B.

5.04.           Required Elections.  Each Participant shall have the right to elect to obtain health care insurance coverage through one or more health care provider(s) selected by A&B.  Details of each of the health care insurance coverages depend on the health care provider(s) selected and may vary from year to year.  A Participant's election to obtain health care insurance coverage under this Plan, whether for himself or herself or for the Participant and his or her Spouse, shall be made in writing in the manner prescribed by the Administrator.  Such election must be made not later than forty-five (45) days following the Participant's applicable benefit commencement date under Section 5.02.  If the Participant fails to make such election as required herein, he or she shall be deemed to have waived health care benefits under the Plan.  If the Participant fails to pay any required premiums, whether for himself or herself or for his or her Spouse, such Participant or Spouse coverage, as applicable, shall be terminated.

5.05.           Funding Policy.  A&B retains the right to enter into contracts with one or more health care providers to provide any health care benefits under this Plan and to replace such providers at any time.  Overages will be in the form of Medicare supplements and may vary from year to year at A&B's sole discretion.  Overages provided under this Plan are secondary to Medicare and to benefits provided through any other plans.

ARTICLE VI

PAYMENTS FROM THE PLAN

6.01.           Source of Payments.  All benefits payable under this Plan shall be paid in cash from the general funds of A&B, and no trust account, escrow, fiduciary relationship, or other security arrangement shall be established to assure payment other than, at the option of A&B, an escrow account the amounts in which remain subject to the claims of A&B's general creditors in the event of insolvency or bankruptcy.

6.02.           No Other Benefits.  Except as provided in Section 4.03, there are no death benefits under the Plan, and no benefits are provided under this Plan to anyone other than a Participant and, in the case of health care insurance coverage, an eligible Spouse.

6.03.           Inalienability.  No Participant or beneficiary, or any other person having or claiming to have any interest of any kind or character in or under this Plan or in any of the deferred accounts or any part thereof or payment therefrom shall have the right to sell, assign, transfer, convey, hypothecate, anticipate, pledge or otherwise dispose of such interest; and to the extent permitted by law, such interest shall not be subject to any liabilities or obligations of the participant or to any bankruptcy proceedings, creditor claims, attachment, garnishments, execution, levy or other legal process against such Participant or his/her property.

ARTICLE VII

ADMINISTRATION OF THE PLAN

7.01.           Administrator.  The Administrative Committee appointed by the Board, or such other committee as shall be appointed by the Board from time to time, shall be the Administrator of this Plan.  The Administrator shall have full authority to administer the Plan.  The Administrator shall have all of the powers granted by the A&B Retirement Plan for Salaried Employees of A&B, LLC to the Administrator of such Plan, and shall be subject to the same procedures and limitations of authority.

7.02.           Claims Procedure.  The Administrator shall employ the claim procedures as are applicable under the A&B Retirement Plan for Salaried Employees of A&B, LLC.

ARTICLE VIII

AMENDMENT AND TERMINATION

8.01.           The Board reserves the right to amend, modify, partially terminate, or completely terminate this Plan.  However, no amendment, modification or termination shall reduce retroactively the benefits of any Participant under this Plan below the level to which the Participant would have been entitled if the Participant had ceased to be a Director on the date of such amendment, modification or termination.

8.02.           Change In Control.  Upon the occurrence of a "Change In Control," as defined hereafter, the Plan shall immediately and automatically terminate.  Upon such a termination, the interest of each Participant shall become due and payable as described in sections 8.02(a) and 8.02(b) below; provided, however, that, if the terms of the Change In Control provide, as a prerequisite to the consummation of the Change In Control, that A&B's responsibilities under this Plan are to be assumed by the successor organization, then the Plan shall not terminate and no lump-sum payment shall be made to any Participant.  For purposes of this provision, a "Change In Control" shall mean a change in control of A&B of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"), whether or not A&B in fact is required to comply with Regulation 14A thereunder; provided that, without limitation, such a change in control shall be deemed to have occurred if:
(i)          any "person" (defined, for purposes of this Section 8.02, as such term is used in Sections 13(d) and 14(d) of the 1934 Act) is or becomes the "beneficial owner" (defined, for purposes of this Section 8.02, as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of A&B representing 35% or more of the combined voting power of A&B's then outstanding securities;

(ii)               at least a majority of the Board ceases to consist of (a) individuals who have served continuously on the Board since June 29, 2012 and (b) new directors (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of A&B) whose election, or nomination for election by A&B's shareholders, was approved by a vote of at least two-thirds of the directors then still in office who shall at that time have served continuously on the Board since the Distribution Date or whose election or nomination was previously so approved;

(iii)               there is consummated a merger or consolidation of A&B or any direct or indirect subsidiary of A&B with any other entity, other than (a) a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of A&B, the entity surviving such merger or consolidation or any parent thereof or (b) a merger or consolidation effected to implement a recapitalization of A&B (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of A&B (not including in the securities beneficially owned by such person any securities acquired directly from A&B or its affiliates) representing 35% or more of the combined voting power of A&B's then outstanding securities; or

(iv)               the stockholders of A&B approve a plan of complete liquidation or dissolution of A&B or there is consummated an agreement for the sale or disposition by A&B of all or substantially all of A&B's assets, other than a sale or disposition by A&B of all or substantially all of A&B's assets to an entity at least a majority of the board of directors of which or of any parent thereof is comprised of individuals who comprised the Board immediately prior to such sale or disposition.

Notwithstanding the foregoing, a Change In Control of A&B shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the common stock of A&B immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of A&B immediately following such transaction or series of transactions.

(a)            Retirement Income Benefits.  Upon a Plan termination resulting from a Change In Control, each Participant shall be paid his or her Retirement Income Benefit within thirty (30) days of such termination.  The Retirement Income Benefit shall be calculated as indicated in Section 4.02., and further provided that it shall (i) be based on Years of Service determined as of the date the Change In Control occurs and (ii) determined as though the Participant ceased to be a Director as of the date of such Plan termination.

(b)            Health Care Benefits. Upon a Plan termination resulting from a Change In Control, the successor organization shall continue to provide Health Care Benefits under Article V to the following Outside Directors:  (i) Outside Directors who were Outside Directors immediately prior to the Change In Control, beginning with the applicable starting date under Section 5.02, and (ii) Outside Directors for whom health care insurance coverage under the Plan had commenced prior to the Change In Control.  The Health Care Benefits payable to the foregoing Outside Directors shall be no less than the applicable percentages of the Fixed Dollar Amount under Section 5.01 under the terms of the Plan that existed immediately prior to the Change In Control, plus the income tax offset benefits described in Section 5.03.

IN WITNESS WHEREOF, Alexander & Baldwin, Inc. has caused this Plan to be executed on its behalf by its duly authorized officers this 29th day of June, 2012.

ALEXANDER & BALDWIN, INC.

By /s/ Son-Jai Paik
Its Vice President

By /s/ Alyson Nakamura
Its Secretary

APPENDIX A

Rules For Determining Lump Sum Benefits

When the terms of this Plan require the determination of a lump sum payment which is the Actuarial Equivalent of any other benefit provided by this Plan, the following rules shall apply to the calculation of such lump sum payment:

1.
The mortality table used shall be the mortality table then in use by the A&B Retirement Plan for Salaried Employees of A&B, LLC for the purpose of determining lump sum payments to participants of such plan who are entitled to such payments.

2.
The discount rate shall be the after-tax equivalent of the discount rate then in use by the A&B Retirement Plan for Salaried Employees of A&B, LLC for the purpose of determining lump sum payments to participants of such plan who are entitled to such payments.  The after-tax equivalent rate shall be determined by multiplying the discount rate in use by the A&B Retirement Plan for Salaried Employees of A&B, LLC by the excess of 100% over the effective marginal tax rate declared by the Committee.

3.	The Committee shall declare the effective marginal tax rate at the beginning of each calendar year.

4.	The effective marginal tax rate shall apply to lump sum payments made at any time during such calendar year and may not be changed during the year.

EXHIBIT "A"

  Fixed Dollar Amount
Hawaii*                                Outside Hawaii*

Under age 65                                           $135.80           $324.69
Age 65 and Over                                       100.31             134.92

_______________

*/  If a Participant receiving benefits changes residence between Hawaii and any other area, A&B may in its discretion switch benefit coverage to insurer(s) in the new area of residence and make the applicable adjustment in the Fixed Dollar Amount.